Exhibit 15.4

KPMG en Peru Torre KPMG. Av. Javier Prado Oeste 203 San Isidro. Lima 27, Peru	Tel8fono Fax Internet	51 111611 3000 51 (1) 421 6943 www.kpmg.com/pe

Consent of Independent Auditors

The Board of Directors

Generandes Peru S.A:

We consent to the incorporation by reference in the December 31, 2015 annual report on Form 20-F of Kenon Holdings Ltd. of our report dated July 4, 2014, with respect to the consolidated statements of financial position of Generandes Peru S.A. and subsidiaries as of December 31, 2013, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2013 and 2012 not included herein, which report appears in the registration statement (No. 33-206667) on Form F-1 of IC Power Pte. Ltd.

Juan José Córdova

Partner

Caipo y Asociados S. Civil de R. L.

Lima, Peru

April 21, 2016

Caipo y Asociados S. Civil de Fl.L., sociedad civil paruana de rasponsabilidad limitada y firma mlembro de la rad de firmas miambro independientes de KPMG aliliadas a KPMG International Cooparative l“KPMG International””). una antldad suiza.	lnscrita an la partida N° 01681796 del Registro de Parsonas Jurldicas de Lima.